Exhibit 99.2

THIS ANNOUNCEMENT RELATES TO THE DISCLOSURE OF INFORMATION THAT QUALIFIED OR MAY HAVE QUALIFIED AS INSIDE INFORMATION WITHIN THE MEANING OF ARTICLE 7(1) OF THE MARKET ABUSE REGULATION (EU) 596/2014.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION TO ANY PERSON LOCATED OR RESIDENT IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DISTRIBUTE THIS DOCUMENT. (SEE “OFFER AND DISTRIBUTION RESTRICTIONS” BELOW)

Türkiye Vakıflar Bankası T.A.O. announces Exchange Offer for, and Proposal in respect of, its US$900,000,000 6.000 per cent. Subordinated Notes due 2022

13 January 2017. Türkiye Vakıflar Bankası T.A.O. (the Issuer) today announces its invitations to holders (Noteholders) of its outstanding US$900,000,000 6.000 per cent. Subordinated Notes due 2022 (ISIN: XS0849728190 / US90015NAB91) (the Existing Notes) to:

(i)                           offer to exchange their Existing Notes for U.S. dollar-denominated Fixed Rate Resettable Tier 2 Notes due 2027 and Callable 2022 (the New Notes) to be issued by the Issuer (such invitation, the Exchange Offer); and/or

(ii)                        approve, by Extraordinary Resolution, a modification to the terms and conditions of the Existing Notes to remove certain restrictions on the purchase of Existing Notes by the Issuer (such invitation, the Proposal).

The Exchange Offer and the Proposal are made on the terms and subject to the conditions set out in the Exchange Offer and Consent Solicitation Memorandum dated 13 January 2017 (the Exchange Offer and Consent Solicitation Memorandum) including, in the case of the Exchange Offer, the offer and distribution restrictions set out below and as more fully described in the Exchange Offer and Consent Solicitation Memorandum.

Copies of the Exchange Offer and Consent Solicitation Memorandum are available from the Exchange and Tabulation Agent as set out below.  All documentation relating to the Exchange Offer and the Proposal, together with any updates to such documentation, will also be available (subject to the restrictions referred to under “Offer and Distribution Restrictions” below) via the Offer Website (https://sites.dfkingltd.com/vakif).

Capitalised terms used in this announcement but not defined have the meanings given to them in the Exchange Offer and Consent Solicitation Memorandum.

Description of the Existing Notes	Regulation S Notes: ISIN / Common Code	Rule 144A Notes: ISIN / Common Code / CUSIP	Outstanding principal amount	Amount subject to the Exchange Offer	Exchange Offer Exchange Basis	Voting Only Consent Fee
US$900,000,000 6.000 per cent. Subordinated Notes due 2022	XS0849728190 / 084972819	US90015NAB91 / 085023047 / 90015NAB9	US$900,000,000	Subject as set out in the Exchange Offer and Consent Solicitation Memorandum, an aggregate principal amount of up to US$650,000,000	Par for par*	0.05 per cent. of the principal amount of the relevant Existing Notes**

* Noteholders whose Existing Notes are accepted for exchange pursuant to the Exchange Offer will receive an equal aggregate principal amount of New Notes and an Accrued Interest Payment on the Existing Notes on the Settlement Date.

** Payment of the Consent Fee is subject to the delivery of a Voting Only Instruction in favour of the Proposal by the Consent Fee Deadline, the passing of the Extraordinary Resolution and implementation of the Proposal and as otherwise set out in the Exchange Offer and Consent Solicitation Memorandum. No Consent Fee will be payable in respect of Existing Notes accepted for exchange in full pursuant to the Exchange Offer.

Description of the New Notes	New Notes Coupon	New Notes Call Date	New Notes Maturity Date
U.S. dollar-denominated Fixed Rate Resettable Tier 2 Notes due 2027 and Callable 2022	8.00 per cent. per annum up to (but excluding) the Issuer Call Date 5 Year Mid-Swap Rate plus the Reset Margin from (and including) the Issuer Call Date	1 November 2022	1 November 2027

Rationale for the Exchange Offer and the Proposal

The Issuer wishes to undertake the Exchange Offer and the Proposal as a result of a recent change in Turkish law that has resulted in a reduction of the Issuer’s ability to treat all of the Existing Notes as Tier 2 capital in the manner contemplated when the Existing Notes were first issued. By replacing some of the Existing Notes with New Notes, the Issuer will mitigate the impact of this change in law on its Tier 2 capital levels by allowing it to include the New Notes in the calculations of its Tier 2 capital.

The Issuer has obtained the prior approval of the Banking Regulation and Supervision Agency (Bankacılık Düzenleme ve Denetleme Kurumu) of Turkey to the completion of the Exchange Offer. Following completion of the Exchange Offer, Existing Notes accepted for exchange by the Issuer pursuant to the Exchange Offer will be cancelled on the Settlement Date.

Completion of the Exchange Offer would involve the ‘purchase’ of the relevant Existing Notes by the Issuer. However, the terms and conditions of the Existing Notes (the Existing Note Conditions) do not currently permit the purchase by the Issuer of Existing Notes before 13 December 2017, the fifth anniversary of the date of issue of the second tranche of the Existing Notes, and the Issuer therefore wishes to undertake the Proposal to permit completion of the Exchange Offer. This restriction will cease to apply with effect on and from 13 December 2017 even if the Proposal is not approved and implemented.

Details of the Exchange Offer

Exchange consideration and Exchange Offer Expiration Deadline

Each Noteholder whose Existing Notes are accepted for exchange pursuant to the Exchange Offer will receive, on the Settlement Date, an aggregate principal amount of New Notes equal to the aggregate principal amount of the Existing Notes accepted for exchange from such Noteholder.

The Issuer will also pay each such Noteholder, on the Settlement Date, an Accrued Interest Payment.

In order to participate in, and be eligible to receive New Notes and the Accrued Interest Payment pursuant to, the Exchange Offer, Noteholders must validly offer Existing Notes for exchange by delivering, or arranging to have delivered on their behalf, a valid Exchange Instruction (and, in the case of DTC Existing Notes, a related Form of Sub-Proxy) that is received by the Exchange and Tabulation Agent by 5.00 p.m. (New York City time) on 25 January 2017 (the Exchange Offer Expiration Deadline) and is not subsequently revoked (in the limited circumstances in which such revocation is permitted). The procedures for submission of Exchange Instructions (and, in the case of DTC Existing Notes, related Forms of Sub-Proxy) are described in the Exchange Offer and Consent Solicitation Memorandum.

The New Notes

The New Notes will be issued under the Issuer’s US$7,000,000,000 Global Medium Term Note Program in registered form, in principal amounts of US$200,000 and integral multiples of US$1,000 thereafter.

The New Notes will bear interest:

(i)                           from (and including) the Settlement Date up to (but excluding) 1 November 2022 (the Issuer Call Date), at the rate of 8.00 per cent. per annum (the New Notes Initial Coupon); and

(ii)                        from (and including) the Issuer Call Date up to (but excluding) 1 November 2027 (the New Notes Maturity Date), at a fixed rate equal to the aggregate of (A) the Reset Margin (as defined below) and (B) the 5 Year Mid-Swap Rate (as defined in the New Note Conditions).

Interest on the New Notes will be payable semi-annually in arrear on each of 1 May and 1 November in each year up to and including the New Notes Maturity Date.  Accordingly, there will be a short first coupon for the short interest period from (and including) the Settlement Date up to (but excluding) the interest payment date on 1 May 2017.

The New Note Conditions will contain further provisions regarding interest payable on the New Notes in the case of any Write-Down (as defined in the New Note Conditions) of the New Notes.

The Reset Margin for the New Notes, to the extent the Issuer decides to accept valid offers of Existing Notes for exchange pursuant to the Exchange Offer, will be calculated at or around 11.00 a.m. (New York City time) on the Business Day following the Exchange Offer Expiration Deadline (the time of such calculation, the Reset Margin Pricing Time) by subtracting the Interpolated Pricing Time Mid-Swap Rate from the New Notes Initial Coupon and rounding the resulting figure to the nearest 0.001 per cent. (with 0.0005 per cent. rounded upwards).

Final Acceptance Amount and Scaling

If the Issuer decides to accept any offers of Existing Notes for exchange pursuant to the Exchange Offer, the Issuer currently proposes to accept for exchange up to US$650,000,000 in aggregate principal amount of Existing Notes, subject to the right of the Issuer, in its sole discretion, to increase or decrease such amount (the final aggregate principal amount of Existing Notes accepted for exchange pursuant to the Exchange Offer being the Final Acceptance Amount).

If the Issuer decides to accept any Existing Notes for exchange pursuant to the Exchange Offer and the aggregate principal amount of Existing Notes validly offered for exchange is greater than the Final Acceptance Amount, the Issuer intends to accept such Existing Notes for exchange on a pro rata basis such that the aggregate principal amount of Existing Notes accepted for exchange pursuant to the Exchange Offer is no greater than the Final Acceptance Amount, as more fully described in the Exchange Offer and Consent Solicitation Memorandum.

Valid Exchange Instructions (or, where applicable, valid Forms of Sub-Proxy) will, unless validly revoked (in the limited circumstances in which such revocation is permitted), result in the appointment of one or more representatives of the Exchange and Tabulation Agent as the relevant Noteholder’s proxy to attend and vote in favour of the Extraordinary Resolution at the Meeting in respect of the full principal amount of Existing Notes represented by the relevant Exchange Instruction (or, where applicable, Form of Sub-Proxy). Such appointment will be valid for the purposes of the Meeting, even if the Existing Notes represented by the relevant Exchange Instruction (or, where applicable, Form of Sub-Proxy) are only accepted on a pro rata basis as a result of scaling of offers of Existing Notes for exchange or if the Issuer terminates the Exchange Offer (but not the Proposal) or otherwise decides not to accept for exchange any Existing Notes in the Exchange Offer. In such circumstances, the relevant Noteholder may be eligible to receive the Consent Fee in respect of those Existing Notes not accepted by the Issuer for exchange pursuant to the Exchange Offer, as described in the Exchange Offer and Consent Solicitation Memorandum.

Consent Condition

Whether the Issuer will accept for exchange Existing Notes validly offered in the Exchange Offer is subject, without limitation, to the passing of the Extraordinary Resolution and the implementation of the Proposal (the Consent Condition).

No Minimum New Issue Size

The Exchange Offer is not conditional on the issuance of a minimum aggregate principal amount of New Notes by the Issuer.

Details of the Proposal

In addition to the Exchange Offer, the Issuer is also inviting all Noteholders to approve a modification to the Existing Note Conditions by way of the deletion of the words “(but not before the fifth anniversary of the New Issue Date)” from Condition 7.4 of the Existing Note Conditions, so that such Condition 7.4 would instead read as follows:

“7.4               Purchases / Assignments

Pursuant to Article 8 of the BRSA Regulation, the Notes shall not be assigned and/or transferred to, or for the benefit of, any of the Issuer’s affiliates or subsidiaries (as contemplated in the Banking Law (Law No. 5411)). The Issuer, to the extent permitted by applicable laws and subject to having obtained the prior approval of the BRSA, may at any time purchase the Notes in any manner and at any price.”

Noteholders should refer to the Notice and the draft Existing Notes Supplemental Agency Agreement for full details of the manner in which the Existing Note Conditions will be modified as referred to above.

The “fifth anniversary of the New Issue Date”, as referred to in Condition 7.4 of the Existing Note Conditions, is 13 December 2017, and accordingly this restriction will cease to apply with effect on and from such date even if the Proposal is not approved and implemented.

Notice (the Notice) of a meeting (the Meeting) of the Noteholders to be held at the offices of Mayer Brown International LLP at 201 Bishopsgate, London EC2M 3AF, United Kingdom at 10.00 a.m. (London time) on 8 February 2017 has been given to Noteholders in accordance with the Existing Note Conditions on the date of this announcement. At the Meeting, Noteholders will be asked to consider and, if thought fit, approve, an extraordinary resolution as set out in the Notice which will provide the necessary authority to enable the Issuer to implement the Proposal.

The implementation of the Extraordinary Resolution, if passed, is not conditional on the acceptance for exchange by the Issuer of the Existing Notes that have been validly offered for exchange pursuant to the Exchange Offer.

Consent Fee

Any Noteholder who does not wish, or who is not able, to offer its Existing Notes for exchange pursuant to the Exchange Offer may be eligible, to the extent permitted by applicable laws, to receive an amount, in cash, equal to 0.05 per cent. of the principal amount of their Existing Notes (the Consent Fee).

In order to be eligible for the Consent Fee, such Noteholders must deliver, or arrange to have delivered on their behalf, a valid Voting Only Instruction in favour of the Proposal that is received by the Exchange and Tabulation Agent by 5.00 p.m. (New York City time) on 25 January 2017 (the Consent Fee Deadline).  The procedures for submission of Voting Only Instructions are described in the Exchange Offer and Consent Solicitation Memorandum. Eligibility for the Consent Fee is subject in each case to the relevant Voting Only Instruction not being subsequently revoked (in the limited circumstances in which such revocation is permitted).

Payment of the Consent Fee is conditional on the passing of the Extraordinary Resolution and the execution of the Existing Notes Supplemental Agency Agreement.

General

Exchange Instructions may only be submitted in respect of a minimum principal amount of Existing Notes of US$200,000, being the minimum denomination of the Existing Notes, and may be submitted in integral multiples of US$1,000 thereafter. Voting Only Instructions may be submitted in respect of any integral multiple of US$1,000.

Exchange Instructions and Voting Only Instructions will (subject to applicable law and the Agency Agreement) be irrevocable, except in the limited circumstances described in the Exchange Offer and Consent Solicitation Memorandum.

By validly offering Existing Notes for exchange in the Exchange Offer (in the case of DTC Existing Notes, with the related Form of Sub-Proxy) or submitting a Voting Only Instruction, a Noteholder will automatically give instructions for the appointment of one or more representatives of the Exchange and Tabulation Agent as that Noteholder’s proxy to vote (i) in the case of Exchange Instructions (and, in the case of DTC Existing Notes, related Forms of Sub-Proxy), in favour of, or (ii) in the case of Voting Only Instructions, in favour of or against, as specified in the relevant Voting Only Instruction, the Extraordinary Resolution at the Meeting.  It will not be possible to validly offer Existing Notes for exchange in the Exchange Offer or to validly submit Voting Only Instructions without at the same time giving such instructions.

Indicative Timetable

Event	Time and Date

Commencement of the Exchange Offer and the Proposal	13 January 2017

DTC Record Date	5.00 p.m. (New York City time) on 24 January 2017

Exchange Offer Expiration Deadline and Consent Fee Deadline	5.00 p.m. (New York City time) on 25 January 2017

Reset Margin Pricing Time Determination of the Pricing Time Swap Rates, the Pricing Time Mid-Swap Rates, the Interpolated Pricing Time Mid-Swap Rate and the Reset Margin	At or around 11.00 a.m. (New York City time) on 26 January 2017

Announcement of Reset Margin	As soon as reasonably practicable after the Reset Margin Pricing Time

Voting Deadline	5.00 p.m. (New York City time) on 3 February 2017

Meeting	10.00 a.m. (London time) on 8 February 2017

Execution of Existing Notes Supplemental Agency Agreement, if applicable	As soon as reasonably practicable after the conclusion of the Meeting

Announcement of results of the Exchange Offer, results of the Meeting and (if applicable) satisfaction of the Consent Condition	As soon as reasonably practicable after the conclusion of the Meeting

Expected settlement date for the Exchange Offer and for the payment of any Consent Fee to eligible Noteholders	13 February 2017

The above times and dates are subject to the right of the Issuer at any time, in its sole discretion, to extend, re-open, amend, waive any condition of or terminate the Exchange Offer or the Proposal (other than any amendment to the terms of the Extraordinary Resolution or a waiver of the Consent Condition) at any time (subject to applicable law and as provided in the Exchange Offer and Consent Solicitation Memorandum).

Noteholders are advised to check with any bank, securities broker or other intermediary through which they hold Existing Notes when such intermediary would require to receive instructions from a Noteholder in order for that Noteholder to be able to participate in, or (in the limited circumstances in which revocation is permitted) revoke their instruction to participate in, the Exchange Offer or the Proposal before the deadlines set out above. The deadlines set by any such intermediary and each Clearing System for the submission and (where permitted) withdrawal of Exchange Instructions, Forms of Sub-Proxy (in the case of DTC Existing Notes) and Voting Only Instructions will be earlier than the relevant deadlines above and in the Exchange Offer and Consent Solicitation Memorandum.

Unless stated otherwise, announcements in connection with the Exchange Offer and the Proposal will be made (a) by publication via RNS and (b) by the delivery of notices to the Clearing Systems for communication to Direct Participants. Such announcements may also be found on the relevant Reuters Insider Screen and be made by the issue of a press release to a Notifying News Service. Copies of all such announcements, press releases and notices can also be obtained from the Exchange and Tabulation Agent, or by visiting the Offer Website at https://sites.dfkingltd.com/vakif.

Noteholders are advised to read carefully the Exchange Offer and Consent Solicitation Memorandum for full details of and information on the procedures for participating in the Exchange Offer and the Proposal.

Requests for information in relation to the Exchange Offer and the Proposal may be directed to:

Dealer Managers

BNP Paribas	Citigroup Global Markets Limited
10 Harewood Avenue	Citigroup Centre, Canada Square
London NW1 6AA	Canary Wharf
United Kingdom	London E14 5LB
United Kingdom
Attention: Liability Management Group
Telephone: +44 20 7595 8668	Attention: Liability Management Group
Email: liability.management@bnpparibas.com	Telephone: +44 20 7986 8969
Email: liabilitymanagement.europe@citi.com

Merrill Lynch International	Standard Chartered Bank
2 King Edward Street	1 Basinghall Avenue
London EC1A 1HQ	London EC2V 5DD
United Kingdom	United Kingdom

Attention: Liability Management Group	Attention: Liability Management Group
Telephone: +44 20 7996 5420	Telephone: +44 20 7885 5739
Email: DG.LM_EMEA@baml.com	Email: liability_management@sc.com

Requests for information in relation to the procedures for the delivery of Exchange Instructions, Forms of Sub-Proxy (in the case of DTC Existing Notes) or Voting Only Instructions, and for any documents or materials relating to the Exchange Offer and the Proposal, may be directed to:

Exchange and Tabulation Agent
D.F. King Ltd

Email: vakif@dfkingltd.com
Offer Website: https://sites.dfkingltd.com/vakif

In London	In New York:	In Hong Kong:
125 Wood Street	48 Wall Street, 22nd Floor	Suite 1601, 16/F, Central Tower
London EC2V 7AN	New York, New York 10005	28 Queen’s Road Central
United Kingdom	United States	Hong Kong

Telephone:	Attention: Andrew Beck	Telephone:
+44 20 7920 9700	Toll-Free: (800) 431 9646	+852 3953 7230
Telephone: +1(212) 269 5550
By Facsimile: + 1(212) 709 3328
Confirmation: +1(212) 269 5552

This announcement is released by Türkiye Vakıflar Bankası T.A.O. and contains information that qualified or may have qualified as inside information for the purposes of Article 7 of the Market Abuse Regulation (EU) 596/2014 (MAR), encompassing information relating to the Exchange Offer and the Proposal described above. For the purposes of MAR and Article 2 of Commission Implementing Regulation (EU) 2016/1055, this announcement is made by Mustafa Turan, Senior Vice President — Head of International Banking and Investor Relations at Türkiye Vakıflar Bankası T.A.O.

DISCLAIMER This announcement must be read in conjunction with the Exchange Offer and Consent Solicitation Memorandum.  This announcement and the Exchange Offer and Consent Solicitation Memorandum contain important information which should be read carefully before any decision is made with respect to the Exchange Offer and/or the Proposal.  If any Noteholder is in any doubt as to the contents of this announcement or the Exchange Offer and Consent Solicitation Memorandum or the action it should take or is unsure of the impact of the implementation of the Proposal or the Extraordinary Resolution to be proposed at the Meeting, it is recommended to seek its own financial and legal advice, including in respect of any tax consequences, immediately from its broker, bank manager, solicitor, accountant or other independent financial, tax or legal adviser.  Any individual or company whose Existing Notes are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee must contact such entity if it wishes to offer Existing Notes for exchange pursuant to the Exchange Offer or otherwise participate in the Proposal.  None of the Dealer Managers, the Exchange and Tabulation Agent or the Issuer makes any recommendation as to whether Noteholders should offer Existing Notes for exchange pursuant to the Exchange Offer or otherwise participate in the Proposal.

OFFER AND DISTRIBUTION RESTRICTIONS

Neither this announcement nor the Exchange Offer and Consent Solicitation Memorandum constitutes an offer to sell or buy, or the solicitation of an offer to sell or buy, the Existing Notes and/or New Notes, as applicable, (and offers of Existing Notes for exchange pursuant to the Exchange Offer will not be accepted from Noteholders) in any circumstances in which any such offer or solicitation is unlawful.

The distribution of this announcement and the Exchange Offer and Consent Solicitation Memorandum in certain jurisdictions may be restricted by law.  Persons into whose possession this announcement or the Exchange Offer and Consent Solicitation

Memorandum comes are required by each of the Issuer, the Dealer Managers and the Exchange and Tabulation Agent to inform themselves about, and to observe, any such restrictions.

United States

The New Notes have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the Securities Act) or the securities laws of any state or other jurisdiction of the United States.

The Exchange Offer is being made to Noteholders pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 under the Securities Act.

Securities may not be offered, sold or delivered in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

The New Notes will be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act to the same extent and in the same proportion as the Existing Notes. Holders may not transfer the New Notes except pursuant to an exemption from the registration requirements of the Securities Act.

Any Noteholder who is a U.S. person, as such term is defined in Regulation S promulgated under the Securities Act, and is not a Qualified Institutional Buyer as defined in Rule 144A promulgated under the Securities Act, must contact the Exchange and Tabulation Agent before agreeing to participate in the Exchange Offer.

Italy

None of the Exchange Offer, this announcement, the Exchange Offer and Consent Solicitation Memorandum or any other documents or materials relating to the Exchange Offer have been or will be submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (CONSOB).

The Exchange Offer is being carried out in the Republic of Italy (Italy) as an exempt offer pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of 24 February 1998, as amended (the Financial Services Act) and article 35-bis, paragraph 4 of CONSOB Regulation No. 11971 of 14 May 1999, as amended.

Noteholders, or beneficial owners of the Existing Notes, in Italy can offer Existing Notes for exchange through authorised persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of 29 October 2007, as amended from time to time, and Legislative Decree No. 385 of 1 September 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

Each such intermediary must comply with the applicable laws concerning information duties vis-á-vis its clients in connection with the Existing Notes or the Exchange Offer.

United Kingdom

The communication of this announcement, the Exchange Offer and Consent Solicitation Memorandum and any other documents or materials relating to the Exchange Offer is not being made, and such documents and/or materials have not been approved, by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Financial Promotion Order)) or persons who are within Article 43(2) of the Financial Promotion Order or any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order.

France

The Exchange Offer is not being made, directly or indirectly, to the public in the Republic of France (France). None of this announcement, the Exchange Offer and Consent Solicitation Memorandum and any other document or material relating to the Exchange Offer has been or shall be distributed to the public in France and only (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifies) other than individuals, in each case acting on their own account and all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 of the French Code Monétaire et Financier, are eligible to participate in the Exchange Offer. Neither this announcement nor the Exchange Offer and Consent Solicitation Memorandum has been or will be submitted for clearance to nor approved by the Autorité des Marchés Financiers.